Exhibit 10.03

MONRO MUFFLER BRAKE, INC.

DEFERRED COMPENSATION PLAN

Monro Muffler Brake, Inc. (hereinafter referred to as the “Company”) hereby amends and restates, effective unless otherwise noted as of January 1, 2011, the Monro Muffler Brake, Inc. Deferred Compensation Plan (hereinafter referred to as the “Plan”). The Plan is being amended to comply with recent guidance under Internal Revenue Code Section 409A. The Plan will be maintained by the Company for the purpose of providing benefits for certain key employees.

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

Section 1.1 Any key management employee who satisfies the definition of being within “a select group of management or highly compensated employees” under Title I of ERISA pursuant to such guidelines and other eligibility requirements as may be established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) may become a participant (a “Participant”) in the Plan. Generally, eligibility will be limited to (1) employees who are highly compensated employees with the meaning of Section 414(q) of the Tax Code, (2) field employees working in the position of Zone Manager or higher, or (3) management-level employees working in the Company’s central offices. An employee who is eligible to participate in this Plan in a calendar year shall not continue to be eligible to participate in the Plan in any subsequent calendar year unless the employee satisfies the foregoing eligibility criteria in such subsequent calendar year.

Section 1.2 An eligible employee may defer regular compensation under this Plan only by making a written election with the Company before the beginning of the calendar year in which he/she will perform the services to which the deferred compensation relates. Bonuses and other performance compensation based on a performance period of 12 months or more may be deferred if the bonus deferral election is made at least six months prior to the end of the performance period. Notwithstanding the foregoing, for the first year an employee becomes eligible to participate, both regular compensation and bonus deferral elections may be made at any time up to 30 days after the date the employee first becomes eligible but only with respect to compensation or bonus earned after the election is made. Such written elections shall include: (a) the amount to be deferred; (b) the payment method for receiving retirement benefits; and (c) the time of payment. The terms of an election shall be irrevocable except that (i) one subsequent deferral election may be made under Section 3.5 and (ii) a new election form may be filed with respect to deferrals for subsequent years under such terms as a Participant may elect consistent with the provisions of this Plan. If a Participant fails to make any election for a subsequent year after having made an initial election, deferrals will continue automatically in accordance with the latest election filed with the Company.

Section 1.3 In addition to Participant deferrals pursuant to Section 1.2, each year the Company shall contribute for each Participant the amount that, but for such Participant’s status as a “highly compensated employee,” would have been contributed by the Company to the Monro Muffler Brake, Inc. Profit Sharing Plan (the “Profit Sharing Plan”) for such Participant. The Company shall also contribute for each Participant the amount that it would have contributed to the Profit Sharing Plan for such Participant as a matching contribution if the Participant had not been restricted in the amount of contributions he could make to the Profit Sharing Plan due to nondiscrimination testing limits or other contribution limits that apply to highly compensated employees under the Profit Sharing Plan (provided that any matching contributions to this Plan shall not take into account compensation that exceeds the annual compensation limit of Code Section 401(a)(17)), as well as any additional discretionary amounts as the Committee shall determine. As a condition to receiving any Company matching contributions into this Plan for a calendar year, the Participant agrees that (i) he or she shall contribute the maximum amount eligible for matching contributions under the under the Profit Sharing Plan, and (ii) his or her deferral election under the Profit Sharing Plan shall be irrevocable for the calendar year.

Section 1.4 The Company shall establish and maintain a deferred compensation account (an “Account”) for each Participant for purposes of measuring the amounts payable under the Plan. The amount of salary and bonus deferred hereunder shall be credited to this Account as of the date such amounts otherwise would be payable to the Participant. The Company contributions determined pursuant to Section 1.3 shall be credited to this Account as of the date such amounts otherwise would have been contributed to the Profit Sharing Plan.

Section 1.5 The portion of the Participant’s Account attributable to his own contributions and the earnings on them are 100 percent vested at all times. The portion of the Participant’s Account attributable to Company contributions and the earnings on them shall be subject to the vesting schedule for Company matching contributions under the Company’s Profit Sharing Plan, as amended from time to time. At the time this Section 1.5 is initially effective, vesting is 25 percent after two years of service, 50 percent after three years of service, 75 percent after four years of service, and full vesting after five years of service and for all subsequent years.

ARTICLE 2

DEFERRED COMPENSATION

Section 2.1 Each Account shall be credited with earnings or charged with losses until the entire amount credited to the Account has been distributed to the Participant or the Participant’s beneficiary in accordance with a written beneficiary designation which has been delivered to the Company. Earnings and losses on the amounts credited to an Account shall be calculated on the basis of an interest rate or other formula as specified by the Committee.

ARTICLE 3

DISTRIBUTION

Section 3.1 Subject to the special timing rules in this section, a Participant’s benefit shall be distributed at such time and in such form as the Participant has elected in his or her deferral election. A Participant may elect as the time of payment either a specified date or the earlier of a specified date or separation from service.

Notwithstanding the Participant’s election, if his or her elected time of payment occurs after his or her 65th birthday and separation from service occurs prior to the elected payment date, the benefit commencement date shall be the earlier of the elected date or the fifth anniversary of the date of separation. If a benefit is payable in full, or, in the case of installments, to commence, as of a specified date, payments shall be made or commence no later than December 31 of the specified year. If a benefit is payable on account of separation from service, it shall be paid or commence as soon as administratively practicable but no later than the later of (i) December 31 of the year in which the separation occurs, or (ii) 90 days following the separation. In no event will payments be made or commence earlier than two years following the deferral.

The form of payment shall be in a single cash sum or in annual installments over a period not to exceed 10 years as elected by the Participant in the deferral election. In any event, the amount payable to a Participant shall not exceed the portion of his or her Account that is vested on the date of the triggering event.

Section 3.2 In the case of an unforeseeable emergency, the Committee shall distribute all or a portion of the vested portion of an Account before the payment date specified in the Participant’s deferral election, but the amount of the distribution shall not exceed the amount needed to relieve the unforeseeable emergency. For this purpose, the Committee shall determine the existence of an unforeseeably emergency under such rules as it may establish provided that in no event shall a distribution be made that fails to satisfy the definition of an unforeseeable emergency as set forth in Code Section 409A. For purposes of the Plan, the term “unforeseeable emergency” hall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

Section 3.3 In the case of the death of any Participant before distribution of the full amount of his or her Account, any remaining amounts shall be distributed to the Participant’s beneficiary in a single cash sum or in installments over a period not to exceed 10 years as designated on the deferral election. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant’s estate in a lump sum distribution as soon as administratively feasible following such Participant’s death but no later than the March 15 of the year following the year in which the death occurred. If the deferral election fails to specify the form of payment to a beneficiary, payment shall be made in a single cash sum.

Section 3.4 If a Participant becomes disabled prior to commencement of benefits, his or her vested Account shall commence as soon as administratively practicable but no later than the March 15 of the year following the year in which the disability occurred, in the form of payment designated in the deferral election. For this purpose, disability has the meaning given this term in Code Section 409A.

Section 3.5 Except for earlier payments expressly authorized by this Plan and Code Section 409A, no benefit may be paid earlier than the date specified in a deferral election. In addition, no subsequent deferral election shall be permitted to extend the payment of benefits beyond the payment date set forth in the relevant deferral election, except for a subsequent deferral election that satisfies all of the following conditions:

•	the subsequent election must be made 12 months or more prior to the previously-selected payment date; and

•	the new payment commencement date must be at least five years later than the previously-selected payment date; and

•	the subsequent election may not be effective until at least 12 months after the date on which it is made.

Only one such subsequent deferral election may be made after the initial deferral election. A Participant with a post-65 elected payment date may make a subsequent deferral election in accordance with this Section 3.5, provided that the new payment commencement date may not extend beyond the later of (i) five years later than the previously-selected payment date, or (ii) the fifth anniversary of the date of separation.

Section 3.6 Notwithstanding any other provision of the Plan to the contrary or a Participant’s election of a payment date, a distribution from the Account of specified employee that is triggered by a separation from service may not be made before the date which is six months after the separation from service date. For purposes of this Plan, “specified employee” or “separation from service” shall have the meanings set forth in Code Section 409A

ARTICLE 4

AMENDMENT AND TERMINATION OF PLAN

Section 4.1 The Company reserves the right to amend or terminate the Plan at any time. However, the time and method of payment of any amounts credited to an Account of any Participant shall remain subject to the provisions of the Plan and the Participant’s deferral election except as otherwise permitted by Code Section 409A and regulations thereunder. No amendment or termination shall directly or indirectly reduce the balance of any Account as of the effective date of such amendment or termination. No additional credits or contributions will be made to the Accounts after termination of the Plan, but earnings may continue to be credited to the Accounts and any losses shall be charged to the Accounts until all benefits are distributed to the Participants or to their beneficiaries.

ARTICLE 5

CLAIMS PROCEDURE

Section 5.1 For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.

Section 5.2 An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary in accordance with the terms of the Plan. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the claimant with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a claimant in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant: the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Company upon written request submitted by the claimant or the claimant’s duly authorized representative, and received by the Company within 60 days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review, unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article 5. No such legal action may be made after the earlier of (1) the applicable statute of limitations or (2) one year after the date of the Company’s final decision.

ARTICLE 6

MISCELLANEOUS

Section 6.1 The Plan constitutes a mere promise by the Company to make benefit payments in the future. The right of a Participant or beneficiary to receive a distribution hereunder shall be an unsecured, contractual claim, and neither a Participant nor his or her designated beneficiary shall have any rights greater than those of a general, unsecured creditor against any assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Section 6.2 Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or beneficiary. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. The rights of an Eligible Employee under this Plan shall not be transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution and are exercisable during the Eligible Employee’s lifetime only by the Eligible Employee or the Eligible Employee’s guardian or legal representative.

Section 6.3 The Plan shall be administered by the Committee or its designee (the “Administrator”), which shall have the exclusive authority, duty and power to interpret and construe the provisions of the Plan as the Administrator deems appropriate including the authority to determine eligibility for benefits under the Plan. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Administrator shall be final and binding on all parties.

Section 6.4 Expenses of administration shall be paid by the Company. The Administrator shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

Section 6.5 The Administrator shall furnish individual annual statements of benefits to each Participant, or current beneficiary, in such form as determined by the Administrator or as required by law.

Section 6.6 The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions and to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any assets of the Company will be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

Section 6.7 The Administrator may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that the individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

Section 6.8 The Plan may be continued after a sale of assets of the Company, or a merger or consolidation of the Company into or with another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall be terminated subject to the provisions of Article 4.

Section 6.9 Each Participant shall keep the Company informed of his or her current address and the current address of any designated beneficiary. The Company shall not be obligated to search for any person. If such person is not located within three

(3) years after the date on which payment of the Participant’s benefits payable under this Plan may first be made, payment may be made as though the Participant or his or her beneficiary had died at the end of such three-year period.

Section 6.10 Unless expressly provided thereunder, the amounts to which a Participant is entitled under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under a pension plan or retirement plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, the amount of life insurance payable under any life insurance plan established or maintained by the Company, or the amount of any disability benefit payments payable under any disability plan established or maintained by the Company, except to the extent specifically provided in any such plan.

Section 6.11 The captions of Sections and paragraphs of this Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

Section 6.12 To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the Company shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

Section 6.13 Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

Section 6.14 All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of New York.

Section 6.15 This Plan shall be governed by and subject to the requirements of Code Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Code Section 409A and may take advantage of such transition rules under Code Section 409A as it deems necessary or appropriate. Since this Plan is intended to operate in conjunction with the Profit Sharing Plan, any questions concerning plan administration or the calculation of benefits that arise but are not specifically addressed by this Plan shall be considered in light of the Profit Sharing Plan. In addition, unless the context requires otherwise, the terms used in this Plan shall have the same meaning as the same terms used in the Profit Sharing Plan.

MONRO MUFFLER BRAKE, INC.

By:	/s/ Catherine D’Amico
Executive Vice President – Finance,
Chief Financial Officer and Treasurer